EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) effective as of February 14, 2024 (the “Effective Date”) is by and between First Western Financial Inc., a Colorado corporation (the “Company” or “FWFI”), and David Weber, an individual resident of the State of Colorado (the “Executive”).
WHEREAS, the Executive is currently employed by the Company as the Chief Financial Officer; and
WHEREAS, the Company would like to secure the services of the Executive under certain terms and conditions;
NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.Employment and Duties.
(a)General. As of the Effective Date, the Executive shall continue to serve as the Chief Financial Officer. The Executive shall report directly to the Chief Operating Officer of the Company (the “COO”). The Executive shall have such duties and responsibilities, commensurate with the Executive’s position, as may be assigned to the Executive from time to time by the COO. The Executive hereby accepts such employment and agrees to render the services described above.
(b)Exclusive Services. For so long as the Executive is employed by the Company, the Executive shall devote his full-time working time to his duties hereunder, shall faithfully serve the Company, shall in all material respects conform to and comply with the lawful directions and instructions given to his by the COO and shall use his reasonable best efforts to promote and serve the interests of the Company. Further, the Executive shall not, directly or indirectly, render services to any other person or organization without the written consent of the COO or otherwise engage in activities that would interfere in any material respect with his faithful performance of his duties hereunder. Notwithstanding the foregoing, (i) the Executive may serve on such other for-profit corporate boards as may be consented to by the COO, provided that such activity does not contravene the first sentence of this Section 1(b), and (ii) the Executive may serve on not-for-profit corporate, civic or charitable boards or engage in charitable activities without remuneration therefor as may be consented to by the COO, provided that such activity does not contravene the first sentence of this Section 1(b).
2.Term. The term of the Executive’s employment under this Agreement commenced on the Effective Date and shall expire on the December 31, 2024. This Agreement shall automatically renew for successive one-year terms commencing January 1, 2025, unless either party gives notice to the other 90 days before the end of a particular term. The period during which the Agreement is in effect shall be referred to as the “Term.”
3.Definitions.
(a)“Termination” or “Terminated” shall mean termination of the Executive’s employment either:
(i)by the Company or its successor, as the case may be, other than a Termination for Cause or any termination as a result of death or disability; or

(ii)by the Executive for Good Reason.
Voluntary retirement by the Executive shall not constitute a “Termination” hereunder unless it otherwise constitutes a Good Reason termination.
(b)Termination for “Cause” means termination of the Executive’s employment because of:
(i)the willful failure by the Executive to perform the Executive’s duties with the Company;
(ii)gross incompetence or gross negligence in the discharge of the Executive’s duties;
(iii)willful dishonesty, theft, embezzlement, fraud, breach of confidentiality, or unauthorized disclosure or use of financial information, confidential client information, client or employee lists, trade secrets, or other Company confidential or proprietary information;
(iv)willful violation of any law, rule or regulation of any governing authority or of the Company’s policies and procedures, including, without limitation, the Company’s employee handbook or similar document;
(v)the willful refusal of Executive to follow the lawful directions of the COO within a reasonable period after delivery to Executive of written notice of such directions;
(vi)willful conduct that is grossly injurious to the reputation, financial condition, business or assets of the Company; or
(vii)willful breach of any material provision in an agreement with the Company.
In each of (i) through (vii) the Executive shall be given written notice of such cause for termination, and in each of (i) and (vii) the Executive shall be given an opportunity to remedy such cause for termination within sixty (60) business days of receipt of such notice.
(c)“Termination Date” means the date of employment termination indicated in the written notice provided by the Company to the Executive or by the Executive to the Company.
(d)“Change in Control” shall have the same meaning as the definition contained in Section 12.2 of the First Western Financial, Inc. 2016 Omnibus Incentive Plan.
(e)“Conversion” shall mean the successful completion of the data and systems conversion of Bank’s businesses and operations following a Change of Control.
(f)“Covered Period” shall mean the period beginning three months prior to the time of the Change of Control and closing 90 days following the Conversion.
(g)Resignation for “Good Reason” means the Executive’s voluntary Termination of employment for one or more of the following reasons:

(i)there is a material reduction in the Executive’s base compensation, unless agreed to in writing by the Executive;
(ii)the relocation of the Executive’s primary place of employment of more than 30 miles from the Executive’s primary place of employment without the Executive’s prior written consent;
(iii)the failure of any successor to assume this Agreement at the time of the Change of Control; and
(iv)any other action or inaction that constitutes a material breach by the Company of this Agreement.
Notwithstanding the foregoing, prior to the Executive’s voluntary Termination for Good Reason, the Executive must give the Company written notice of the existence of any condition set forth in clauses (i) through (iv) above within 60 business days of such initial existence and the Company shall have 60 business days from the date of such notice in which to cure the condition giving rise to Good Reason, if curable. If, during such 60 business-day period, the Company cures the condition giving rise to Good Reason, no benefits shall be due under Section 5 of this Agreement with respect to such an occurrence. If, during such 30-day period, the Company fails or refuses to cure the condition giving rise to Good Reason, the Executive shall be entitled to benefits under Section 1 of this Agreement upon such Termination; provided such Termination occurs within six months of such initial existence of the applicable condition.
4.Compensation and Other Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:
(a)Base Salary. The Company shall pay to the Executive an annual salary (the “Base Salary”) payable in substantially equal installments at such intervals as may be determined by the Company in accordance with its ordinary payroll practices, as established from time to time. The Base Salary shall be reviewed annually and increased as appropriate for market changes, commencing effective January 1, 2025. Executive annualized Base Salary as of the Effective Date is $275,000. The Base Salary shall not be decreased by the Company except with the prior written consent of the Executive.
(b)Annual Bonus. Executive shall be eligible to receive annual incentive compensation (the “Annual Bonus”), as governed by the terms set forth in the First Western Financial, Inc. Incentive Plan for Senior Executive Officers, as may be amended from time to time. The incentive compensation performance measures and goals are reviewed by the Board of Directors annually, and adjusted as appropriate, according to the needs of the business.
(c)Long-Term Incentive Plan. The Executive shall be eligible for grants under the First Western Financial, Inc. 2016 Omnibus Incentive Plan, including, but not limited to, grants of stock options, market conditioned performance share units, financial conditioned performance stock units and restricted stock units, as the Compensation Committee of the Board shall determine from time to time.
(d)Savings and Retirement Plans. The Executive shall be eligible to participate in all savings and retirement plans applicable generally to other executives of the Company, in accordance with the terms of the plans, as may be amended from time to time.
(e)Welfare Benefit Plans. The Executive and his eligible dependents shall be eligible to participate in and shall receive all benefits under the Company’s welfare benefit plans and programs applicable generally to other executives of the Company, in accordance with the terms of the plans, as may be amended from time to time.
(f)Expenses. Upon presentation of written documentation thereof, in accordance with the applicable expense reimbursement policies and procedures of the Company as in effect from time to time, the Company shall reimburse the Executive for reasonable business-related expenses incurred by the Executive in the fulfillment of his duties. Payments with respect to reimbursements of expenses shall be made promptly and in accordance with the applicable expense reimbursement policies and procedures of the Company, but in any event, on or before the last day of the calendar month following the calendar month in which the relevant expense is incurred.
(g)Vacation. The Executive shall be entitled to vacation each calendar year during the Term, subject to and in accordance with the Company’s vacation policy in effect from time to time.
5.Termination of Employment. The terms of any equity compensation grants outstanding as of the Effective Date, as well as any future equity compensation grants made under the First Western Financial, Inc. 2016 Omnibus Incentive Plan shall govern what the Executive receives on termination of employment, in terms of equity compensation, except as expressly provided in Section 5(b)(i)(C) hereof. All other forms of remuneration the Executive is eligible for on termination of employment are set forth in this Section 5.
(a)Termination for Cause; Termination without Cause not in Connection with a Change of Control; Resignation With or Without Good Reason. If, prior to the expiration of the Term, the Executive incurs a “Separation from Service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations (“Regulations”) thereunder, by reason of the Company’s termination of the Executive’s employment for Cause, the Company’s termination of the Executive’s employment without Cause not in connection with a Change of Control, or if the Executive resigns from his employment hereunder for any reason, the Executive shall be entitled only to payment of (i) any unpaid Base Salary through and including the date of termination or resignation, (ii) any Annual Bonus earned, but unpaid, for the year immediately preceding the year in which the termination date occurs (which unpaid Annual Bonus amount shall be paid no later than March 15 of the year following the year in which the amount was earned), and (iii) any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company (the amounts or benefits in (i) through (iii) being referred to collectively as the “Other Accrued Compensation and Benefits”). Except as set forth in this subsection (a), the Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment.
(b)Termination without Cause in Connection with a Change in Control.
(i)If the Company undergoes a Change in Control and, within the Covered Period the Executive incurs a “Separation from Service” within the meaning of Section 409A of the Code and the Regulations thereunder, by reason of the Company’s (or a successor to the Company) termination of the Executive’s employment without Cause, the Executive shall be entitled to the following:
(A)The Other Accrued Compensation and Benefits, payable lump sum on the next regular payroll payment date following the Executive’s termination of employment, and the Release has become effective and irrevocable in its entirety in such 60-day period.

(B)amount equal to 90% of the greater of (1) the Executive’s annual base salary as of the Termination Date, or (2) the Executive’s annual base salary as of the date one day prior to the Change of Control.
(C)Each outstanding equity award, including, without limitation, stock options, restricted stock and restricted stock units, held by the Executive shall automatically become vested and, if applicable, exercisable and any restrictions thereon shall immediately lapse, in each case, with respect to that number of shares of Company common stock that would otherwise vest based on Executive’s continued employment. For purposes of determining the number of shares subject to any outstanding equity awards subject to performance vesting conditions that would otherwise vest pursuant to the foregoing sentence, the applicable performance goals shall be deemed achieved at the “target” level. Each of the Executive’s outstanding equity awards as of the Effective Date is hereby amended to incorporate the terms of this Section 5 (b)(i)(C).
(D)Unless otherwise provided herein, all payments and benefits provided under Section 5(b)(i)(B) shall be paid in 12 substantially equal monthly installments pursuant to the Company’s normal payroll practices (subject to the remaining provisions of this paragraph), with each successive payment being due on the next monthly payroll date following the first installment, provided that any such monthly installments that would have been paid in the period following the Termination Date but for the Executive’s satisfaction of the release requirement in this Section 5 shall be paid on the first Company payroll date that occurs on or following the expiration of any revocation period for such release, and the number of remaining substantially equal monthly installments to be made shall be reduced from 12 by any such “catch-up” payments that are made. The Company shall not be required to make the payments and provide the benefits provided for under this Section 5(b)(i)(A), (B), or (C) unless the Executive executes and delivers the Release to the Company, within sixty (60) days following the Executive’s termination of employment, and the Release has become effective and irrevocable in its entirety in such 60-day period. The Executive’s failure or refusal to sign the Release (or the Executive’s revocation of such Release in accordance with applicable laws) will result in the forfeiture of the payments and benefits under this Section 5(b)(ii)(A), (B), or (C). To the extent any amount payable under this Section 5 is deferred compensation subject to the Code, if the period during which the Executive has discretion to execute or revoke the Release straddles two of the Executive’s taxable years, then the Company shall make the severance payments starting in the second of such taxable years, regardless of which taxable year the Executive actually delivers the executed Release to the Company. The Executive may not, directly or indirectly, designate the calendar year or timing of payments.
(c)It is the intention of the Company and the Executive that no portion of any payment under this Agreement, or payments to or for the benefit of the Executive under any other agreement or plan, be deemed to be an “Excess Parachute Payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or its successors. It is agreed that the present value of and payments to or for the benefit of the Executive in the nature of compensation, receipt of which is contingent on the Change of Control, and to which Section 280G of the Code applies (in the aggregate “Total Payments”) shall not exceed an amount equal to one dollar less than the maximum amount which the Company may pay without loss of deduction under Section 280G(a) of the Code. Present value for purposes of this Agreement shall be calculated in accordance with Section 280G(d)(4) of the Code. Within 120 days following the earlier of: (i) the giving of the notice of termination or (ii) the giving of notice by the Company to the Executive of its belief that there is a payment or benefit due the Executive which will result in an “excess parachute payment” as defined in Section 280G of the Code, the Executive and the Company, at the Company’s expense, shall obtain the opinion of an Independent Advisor (as defined below), which opinion need not be unqualified, which sets forth: (A) the Executive’s applicable Base Amount (as defined under Section 280G of the Code); (B) the present value of Total Payments; and (C) the amount and present value of any excess parachute payments. In the event that such opinion determines that there would be an excess parachute payment, the payment hereunder or any other payment determined by such Independent Advisor to be includable in Total Payments shall be modified, reduced or eliminated as specified by the Executive in writing delivered to the Company within 90 days of his or her receipt of such opinions or, if the Executive fails to so notify the Company, then as the Company shall reasonably determine, so that under the bases of calculation set forth in such opinions there will be no excess parachute payment. The provisions of this Section 3.A, including the calculations, notices and opinion provided for herein shall be based upon the conclusive presumption that: (x) the compensation and benefits provided for in Section 1.A; and (B) any other compensation earned by the Executive pursuant to the Company’s compensation programs which would have been paid in any event, are reasonable compensation for services rendered, even though the timing of such payment is triggered by the Change of Control. In the event that the provisions of Sections 280G and 4999 of the Code are repealed without succession, this Section 3.A shall be of no further force or effect.
For purposes of this Agreement, “Independent Advisor” means an independent nationally recognized accounting firm approved by the Company and the Executive, where such approval shall not be unreasonably withheld by either party.
(d)Termination Due to Death or Disability. The Executive’s employment with the Company shall terminate automatically on the Executive’s death. In the event of the Executive’s Disability (as defined herein), the Company shall be entitled to terminate his employment. In the event of the Executive’s death or if the Executive incurs a “Separation from Service” within the meaning of Section 409A of the Code, or the Regulations thereunder, by reason of the Executive’s Disability, the Company shall pay to the Executive (or his estate, as applicable), (i) the Executive’s Base Salary through and including the date of termination and any Other Accrued Compensation and Benefits (ii) a pro-rata Annual Bonus for the year of termination, based on actual audited year-end results and payable when bonuses are normally paid to employees, and (iii) three (3) months Base Salary at the rate then in effect, payable in equal installments pursuant to the Company’s normal payroll practices and subject to all legally required and customary withholdings for the three (3) month following termination.
(i)For purposes of this Agreement, “Disability” means a physical or mental disability or infirmity of the Executive that prevents the normal performance of substantially all his duties for a period in excess of ninety (90) consecutive days or for more than ninety (90) days in any consecutive twelve (12)-month period. Evidence of such physical or mental disability or infirmity shall be certified by a physician licensed to practice in the state of residence of the Executive, which physician is mutually agreeable to the Board and the Executive. If there is no agreement on the selection of the physician, then the Board shall select one physician and the Executive shall select one physician, and the two physicians shall attempt to mutually agree upon such physical or mental disability or infirmity. If the two physicians cannot agree, then the two physicians shall jointly select a third physician, whose opinion on such physical or mental disability or infirmity shall control.
(e)Notice of Termination. Any termination of employment by the Company or the Executive shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 24 of this Agreement. In the event of a termination by the Company for Cause, or by the Executive for Good Reason, the Notice of Termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specify the date of termination, which date shall not be more than thirty (30) business days after the giving of such notice, provided that the date of termination will not occur before the expiration of any applicable cure period.
The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
(f)No Further Rights. The Executive shall have no further rights under this Agreement or otherwise to receive any other compensation or benefits after such termination or resignation of employment.
6.Confidentiality.
(a)Confidential Information.
(i)The Executive agrees that he will not at any time, except with the prior written consent of the Company or its Affiliates or as required by applicable law, directly or indirectly, reveal to any person, entity or other organization (other than the Company or its Affiliates or its respective employees, officers, directors, shareholders or agents) or use for the Executive’s own benefit any confidential or proprietary information of any member of the Company or its Affiliates (“Confidential Information”) relating to the assets, liabilities, employees, goodwill, business or affairs of any member of the Company or its Affiliates, including, without limitation, any information concerning past, present or prospective clients, intellectual capital, marketing data, or other confidential information used by, or useful to, any member of and known to the Executive by reason of the Executive’s employment by, shareholdings in or other association with the Company or its Affiliates, other than disclosure while employed by the Company which the Executive reasonably and in good faith believes to be in or not opposed to the interests of the Company; provided that such Confidential Information does not include any information which is available to the general public or is generally available within the relevant business or industry other than as a result of the Executive’s breach of this Agreement. Confidential Information may be in any medium or form, including, without limitation, physical documents, computer files or disks, videotapes, audiotapes, and oral communications.
(ii)In the event that the Executive becomes legally compelled to disclose any Confidential Information, the Executive shall, if permitted by law, provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the Executive shall furnish only that portion of such Confidential Information or take only such action as is legally required by binding order and shall exercise his reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded any such Confidential Information. The Company shall promptly pay (upon receipt of invoices and any other documentation as may be requested by the Company) all reasonable expenses and fees incurred by the Executive, including attorneys’ fees, in connection with his compliance with the immediately preceding sentence. Notwithstanding anything herein to the contrary, nothing in this Agreement shall (A) prohibit the Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (B) require notification or prior approval by the Company of any reporting described in clause (A).
(b)Confidentiality of Agreement. The Executive agrees that, except as may be required by applicable law or legal process, during the Term and thereafter, he shall not disclose the terms of this Agreement to any person or entity other than the Executive’s accountants, financial advisors, attorneys or spouse, provided that such accountants, financial advisors, attorneys and spouse agree not to disclose the terms of this Agreement to any other person or entity.
(c)Exclusive Property. The Executive confirms that all Confidential Information is and shall remain the exclusive property of the Company. All business records, papers and documents and electronic files (including emails) kept or made by the Executive relating to the business of the Company shall be and remain the property of the Company. Upon the request and at the expense of the Company, the Executive shall promptly make all disclosures, execute all instruments and papers, and perform all acts reasonably necessary to vest and confirm in the Company, fully and completely, all rights created or contemplated by this Section 6. The Executive further agrees that, upon termination of the Executive’s employment with the Company for any reason whatsoever, the Executive shall return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company.
7.Non-Solicitation. While the Executive is employed by the Company and for a period of 12 months after the Executive’s Termination Date, the Executive shall not, in any manner, directly or indirectly, either for the Executive or for or through any affiliate, individual, corporation, partnership, joint venture or other entity (without the prior written consent of the Company): (A) Solicit any Client (or anyone who was a Client of the Company within six months prior to Executive’s Termination Date) to transact business with a Competing Business or to reduce or refrain from doing business with the Company; (B) interfere with or damage any relationship between the Company and a Client; or (C) Solicit anyone who is an employee of the Company (or who was an employee of the Company within the six months prior to the date of the Executive’s termination) to resign from the Company or to apply for or accept employment with any other business or enterprise. For purposes of this Section 7: (i) “Client” means any client or customer of the Company; (ii) “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, induces, advises, encourages or requests any person to take or refrain from taking any action; (iii) “Competing Business” means: (A) all banking and financial products and services that are substantially similar to those offered by the Company or other business in which the Company is engaged in on the date that the Executive’s employment terminates; or (B) any enterprise that holds any equity, voting or profit participation interest in any enterprise that engages in such a competitive activity; and (iv) “indirectly” shall include, without limitation, the Executive’s permitting the use of the Executive’s name to Solicit, induce or interfere with any employee, officer, representative, agent, customer, client supplier, licensee or other business relationship of the Company. The Executive shall not be deemed to violate this Section 7 solely by virtue of having an interest in any entity the stock of which is publicly traded if the Executive is the owner of not more than 1.0% of the outstanding shares of any class of stock of such entity, provided that the Executive has no active participation in the business of such entity (other than voting the Executive’s stock) and the Executive does not provide services to such entity in any capacity (whether as an employee, an independent contractor or consultant, a Board member or otherwise). The Executive acknowledges that this non-solicitation provision will not unreasonably impair or infringe upon the Executive’s right to work or earn a living while such provision remains in effect, and the Executive further acknowledges that these restrictions are necessary to protect the trade secrets of the Company as the Executive’s solicitation would necessarily involve the Executive’s use of the Company’s trade secrets.
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8.No Conflicting Agreement. The Executive represents, warrants and covenants to the Company that the Executive is not a party to any agreement, whether written or oral, that would be breached by or would prevent or interfere with the execution by the Executive of this Agreement or the fulfillment by the Executive of the Executive’s obligations hereunder.
9.Nondisparagement. The Executive agrees that at no time during the Executive’s employment with the Company or thereafter shall the Executive make, or cause or assist any other person or entity to make, any statement or other communication to any third party, reporter, author, producer or similar person or entity or to any general public media in any form (including, without limitation, books, articles or writings of any other kind, as well as film, videotape, audio tape, computer/internet format or any other medium) which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company or any of its directors, officers, shareholders or employees.
10.Section 409A of the Code. This Agreement is intended to meet the requirements of Section 409A of the Code and shall be interpreted and construed consistent with that intent. Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(l) of the Code, if the Executive is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Executive’s “Separation from Service” within the meaning of Section 409A(a)(2)(A)(i) of the Code (the “Separation Date”), then no such payment shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Executive’s death. The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the fifteenth day of the first calendar month following the end of the period.
11.Certain Remedies.
(a)Forfeiture/Payment Obligations. In the event the Executive fails to comply with Sections 6 through 9, other than any isolated, insubstantial and inadvertent failure, the Executive agrees that he will forfeit any amounts not already paid pursuant to Section 5(b)(i) (A), (B), or (C) of this Agreement. Notwithstanding the previous sentence, the Executive shall be given written notice of each alleged failure to comply with Sections 6 through 9, and the Executive shall be given an opportunity to remedy such failure within (60) sixty business days of the receipt of such notice.
(b)Injunctive Relief. The Executive acknowledges that the Executive has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon the Executive pursuant to Sections 6 through 9. The Executive agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, Confidential Information and other legitimate interests of the Company; that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by these restraints. Without intending to limit the remedies available to the Company, the Executive agrees that a breach of any of the covenants contained in Section 6, 7, 8, or 9 may result in material and irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from engaging in activities prohibited by the covenants contained in Sections 6 through 9 or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement. Such injunctive relief in any court shall be available to the Company in lieu of, or prior to or pending determination in, any proceeding. The parties further agree that, in the event that any provision of Section 6, 7, 8, or 9 shall be determined by any court of competent jurisdiction to be unenforceable for any reason, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.
(c)Extension of Restricted Period. In addition to the remedies the Company may seek and obtain pursuant to Section 11, the restricted period of time set forth in Section 7 shall be extended by any and all periods during which the Executive is in breach of Section 7.

12.Defense of Claims. The Executive agrees that, during the Term, and for a period of seven (7) years after termination of the Executive’s employment, upon request from the Company, the Executive will reasonably cooperate with the Company in the defense of any claims or actions that may be made by or against the Company that affect the Executive’s prior areas of responsibility, except if the Executive’s reasonable interests are adverse to the Company in such claim or action. The Company agrees to promptly pay in advance or reimburse the Executive for, as requested by the Executive, all of the Executive’s reasonable travel and other direct costs and expenses incurred, or to be reasonably incurred, to comply with the Executive’s obligations under this Section 13, including, but not limited to, legal costs and expenses.
13.Alternative Dispute Resolution. The Company and the Executive agree that any dispute that arises out of or relates to Executive’s employment or termination of employment with the Company, including any dispute that the Executive may have with any present or former officer, manager, director, employee, agent, attorney or insurer of the Company, shall first be submitted to mediation through the Institute for Conflict Prevention & Resolution (“CPR”) (or such other nationally-recognized alternative dispute resolution service as the Executive and Company may agree). The Executive and the Company shall use their reasonable efforts to commence and conclude such mediation in a prompt manner. If the dispute is not resolved through mediation within thirty (30) days after notice thereof, such dispute shall be resolved by binding arbitration in accordance with the rules and procedures of the CPR (or such other nationally recognized alternative dispute resolution service as the Executive and the Company may agree). Judgment upon the award rendered by the arbitrator may be entered in any court having in person and subject matter jurisdiction. The Company and the Executive hereby submit to the jurisdiction of the federal and state courts in Denver, Colorado, for the purpose of confirming any such award and entering judgment thereon. The Company shall pay for all administrative costs and fees charged by the CPR (or such other nationally recognized alternative dispute resolution service) as well as the fees charged by the arbitrator. Each party shall pay for his or its attorneys’ fees and costs.
14.No assignability; Binding Agreement.
(a)By the Executive. This Agreement and any and all rights, duties, obligations or interests hereunder shall not be assignable or delegable by the Executive.
(b)By the Company. This Agreement and all of the Company’s rights and obligations hereunder shall not be assignable by the Company except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Company’s assets.
(c)Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Company (including, without limitation, any company into or with which the Company may merge or consolidate), and the Executive’s heirs and the personal representatives of the Executive’s estate. The Company agrees that it will not effect the sale or other disposition of all or substantially all of its assets unless either: (A) the person or entity acquiring the assets, or a substantial portion of the assets, shall expressly assume by an instrument in writing all duties and obligations of the Company under this Agreement; or (B) the Company shall provide, through the establishment of a separate reserve, for the payment in full of all amounts which are or may reasonably be expected to become payable to the Executive under this Agreement.
15.Withholding. Any payments made or benefits provided to the Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.
16.Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
17.Governing Law and Forum. The Executive and the Company agree that this Agreement and all matters or issues arising out of or relating to the Executive’s employment with the Company shall be governed by the laws of the State of Colorado applicable to contracts entered into and performed entirely therein. Any action to enforce this Agreement shall be brought solely in the state or federal courts located in the County of Denver, Colorado.
18.Survival of Certain Provisions. Unless expressly provided otherwise, the rights and obligations set forth in this Agreement shall survive any termination or expiration of this Agreement.
19.Entire Agreement; Supersedes Previous Agreements. This Agreement contains the entire agreement and understanding of the parties hereto with respect to the matters covered herein, and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof (including, without limitation, the Prior Agreement), all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.
20.Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect. The various covenants and provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and the Employee hereby agrees that such scope may be judicially modified accordingly.

21.Counterparts. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.
22.Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
23.Notices. All notices or communications hereunder shall be in writing, addressed as follows:
To the Company:

First Western Financial, Inc.
1900 16th St
Suite #1200
Denver, CO 80202
Attention: Secretary
To the Executive:

David Weber
1235 Bannock
Denver, CO 80223
All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery or nationally recognized courier, upon receipt or (ii) if sent by electronic mail or facsimile, upon receipt by the sender of such transmission.
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IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its officer pursuant to the authority of its Board, and the Executive has executed this Agreement, as of the day and year first written above.
FIRST WESTERN FINANCIAL, INC.
By: /s/ Julie A. Courkamp
Julie A. Courkamp, Chief Operating Officer
DAVID R. WEBER
/s/ David R. Weber
David R. Weber, Chief Financial Officer

Exhibit A
GENERAL RELEASE OF CLAIMS
This General Release of all Claims (this “Agreement”) is entered into by David Weber (the “Executive”) and FWFI (the “Company”), effective as of __________ in connection with the termination of the Executive’s employment with the Company as of ____________________.
In consideration of the promises set forth in the Amended and Restated Employment Agreement between the Executive and the Company, dated effective April 26, 2023 (the “Employment Agreement”), the Executive and the Company agree as follows:
1.    Return of Property. All Company files, access keys and codes, desk keys, ID badges, computers, records, manuals, electronic devices, computer programs, papers, electronically stored information or documents, telephones and credit cards, and any other property of the Company in the Executive’s possession must be returned no later than the date of the Executive’s termination from the Company; provided, that, after the notification of a consultation with the Company, the Executive may keep one copy of such items as he may reasonably expect to use to protect his rights under this Agreement.
2.    General Release and Waiver of Claims.
(a)    Release. In consideration of the payments and benefits provided to the Executive under the Employment Agreement and after consultation with counsel, the Executive and each of the Executive’s respective heirs, executors, administrators, representatives, agents, insurers, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company, its subsidiaries and affiliates and each of their respective officers, employees, directors, shareholders and agents (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out of (i) the Executive’s employment relationship with and service as an employee, officer or director of the Company or any subsidiaries or affiliated companies and the termination of such relationship or service, and any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the Executive does not release, discharge or waive any rights to (i) payments and benefits provided under the Employment Agreement that are contingent upon the execution by the Executive of this Agreement and (ii) any indemnification rights the Executive may have under the Employment Agreement, in accordance with the Company’s governance instruments or under any director and officer liability insurance maintained by the Company with respect to liabilities arising as a result of the Executive’s service as an officer and employee of the Company. This Section 2(a) does not apply to any Claims that the Releasors may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). Claims arising under ADEA are addressed in Section 2(b) of this Agreement.
(b)    Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Executive under the Employment Agreement, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims arising under ADEA that the Releasors may have as of the date the Executive signs this Agreement. By signing this Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Agreement: and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; (iii) the Executive knowingly and voluntarily accepts the terms of this Agreement; and (iv) the Executive is providing this release and discharge only in exchange for consideration in addition to anything of value to which the Executive is already entitled. The Executive also understands that he has seven days following the date on which he signs this Agreement within which to revoke the release contained in this Section, by providing the Company with a written notice of his revocation of the release and waiver contained in this Section.
(c)    No Assignment. The Executive represents and warrants that he has not assigned any of the Claims being released under this Agreement. The Company may assign this Agreement, in whole or in part, to any affiliated company or subsidiary of, or any successor in interest to, the Company.
3.    Proceedings.
(a)    General Agreement Relating to Proceedings. The Executive has not filed, and except as provided in Sections 3(b) and 3(c), the Executive agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding against the Releasees before any local, state or federal agency, court or other body relating to his employment or the termination of his employment, other than with respect to the obligations of the Company to the Executive under the Employment Agreement (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. The Executive waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.
(b)    Proceedings Under ADEA. Section 3(a) shall not preclude the Executive from filing any complaint, charge, claim or proceeding challenging the validity of the Executive’s waiver of Claims arising under ADEA (which is set forth in Section 2(b) of this Agreement). However, both the Executive and the Company confirm their belief that the Executive’s waiver of claims under ADEA is valid and enforceable, and that their intention is that all claims under ADEA will be waived.
(c)    Certain Administrative Proceedings. In addition, Section 3(a) shall not preclude the Executive from filing a charge with or participating in any administrative investigation or proceeding by the Equal Employment Opportunity Commission or another Fair Employment Practices agency. The Executive is, however, waiving his right to recover money in connection with any such charge or investigation. The Executive is also waiving his right to recover money in connection with a charge filed by any other entity or individual, or by any federal, state or local agency.
4.    Remedies. In the event the Executive initiates or voluntarily participates in any Proceeding in violation of this Agreement, or if he fails to abide by any of the terms of this Agreement or his post-termination obligations contained in the Employment Agreement, or if he revokes the ADEA release contained in Section 2(b) within the seven-day period provided under Section 2(b), the Company may, in addition to any other remedies it may have, reclaim any amounts paid to his under Sections 5(b)(i)(A), (B), (C) or (D) of the Employment Agreement or terminate any benefits or payments that are subsequently due under Sections 5(b)(i)(A), (B), (C) and (D) of the Employment Agreement, without waiving the release granted herein. The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of his post-termination obligations under the Employment Agreement or his obligations under Sections 2 and 3 herein would be inadequate and that damages flowing from such a breach may not readily be susceptible to measurement in monetary terms. Accordingly, the Executive acknowledges, consents and agrees that, in addition to any other tights or remedies that the Company may have at law or in equity or as may otherwise be set forth in the Employment Agreement, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from breaching his post-termination obligations under the Employment Agreement or his obligations under Sections 2 and 3 herein. Such injunctive relief in any court shall be available to the Company, in lieu of, or prior to or pending determination in, any arbitration proceeding.
The Executive understands that by entering into this Agreement he shall be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Company.
5.    Severability Clause. In the event that any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, shall be inoperative.
6.    Non-Admission. Nothing contained in this Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Company or the Executive.
7.    Governing Law and Forum. The Executive and the Company agree that this Agreement and all matters or issues arising out of or relating to the Executive’s employment with the Company shall be resolved pursuant to the provisions of Section 17 of the Employment Agreement.
8.    Notices. All notices or communications hereunder shall be in writing, addressed as follows:
To the Company:

First Western Financial, Inc.
1900 16th St
Suite #1200
Denver, CO 80202
Attention: Secretary
To the Executive:
David Weber
1235 Bannock
Denver, CO 80223

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery or nationally recognized courier, upon receipt or (ii) if sent by electronic mail or facsimile, upon receipt by the sender of such transmission.
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THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.
First Western Financial, Inc.
By: /s/ Julie A. Courkamp
Julie A. Courkamp, Chief Operating Officer
THE EXECUTIVE
/s/ David R. Weber
David R. Weber, Chief Financial Officer
Dated: February 14, 2024

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